Exhibit 99.B(d)(2)

Schedule B

to the

Investment Advisory Agreement

dated June 14, 1996

as amended June 30, 2003, December 10, 2003, September 16, 2004, October 28, 2005, December

7, 2006, December 10, 2007, December 3, 2008, September 17, 2009, December 9, 2009,

September 14, 2010, June 21, 2011, December 6, 2011, March 26, 2012 and December 10, 2013

between

SEI Institutional Investments Trust

and

SEI Investments Management Corporation

(formerly, SEI Financial Management Corporation)

This Schedule B supercedes Schedule A to the Investment Advisory Agreement between SEI Institutional Investments Trust and SEI Financial Management Corporation (now SEI Investments Management Corporation) dated June 14, 1996.

Pursuant to Article 4, the Trust shall pay the Adviser compensation at an annual rate as follows:

Large Cap Fund	0.40%
Large Cap Diversified Alpha Fund	0.40%
Large Cap Index Fund	0.17%
Small Cap Fund	0.65%
International Equity Fund	0.505%
Emerging Markets Equity Fund	1.05%
Emerging Markets Debt Fund	0.85%
Core Fixed Income Fund	0.30%
High Yield Bond Fund	0.4875%
Large Cap Disciplined Equity Fund	0.40%
Small/Mid Cap Equity Fund	0.65%
Long Duration Fund	0.30%
Global Equity Fund	0.60%
World Equity Ex-US Fund	0.55%
Real Return Fund	0.22%
U.S. Managed Volatility Fund	0.65%
Enhanced LIBOR Opportunities Fund	0.45%
Screened World Equity Ex-US Fund	0.65%
Strategic U.S. Large Cap Equity Fund	0.40%
Dynamic Asset Allocation Fund	0.60%
Ultra Short Duration Bond Fund	0.15%
Extended Market Index Fund	0.12%
Multi-Asset Real Return Fund	0.55%
Extended Market Index Fund	0.12%
Small Cap II Fund	0.65%
Long Duration Corporate Bond Fund	0.30%
S&P 500 Index Fund	0.03%

SEI Institutional Investments Trust		SEI Investments Management Corporation

By:	/s/ Stephen G. MacRae	By:	/s/ Stephen Beinhacker

Name:	Stephen G. MacRae	Name:	Stephen Beinhacker

Title:	Vice President	Title:	Vice President